As filed with the Securities and Exchange Commission on November 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Utz Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-2751850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 High Street

Hanover, Pennsylvania 17331

Telephone: (717) 637-6644

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan

(Full title of the plan)

Dylan B. Lissette

Chief Executive Officer

Utz Brands, Inc.

900 High Street

Hanover, Pennsylvania 17331

Telephone: (717) 637-6644

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Larry P. Laubach, Esq.

Jeremiah G. Garvey, Esq.

Cozen O’Connor P.C.

One Liberty Place

1650 Market Street

Suite 2800

Philadelphia, Pennsylvania 19103

Telephone: (215) 665-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share			Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock, par value $0.0001 per share			$
―To be issued under the 2020 Omnibus Equity Incentive Plan	9,213,732	(2)		$17.60	(3)	$162,161,683.20	(3)	$17,691.84
―Outstanding under the 2020 Omnibus Equity Incentive Plan	286,268	(4)		$16.34	(5)	4,677,613.33	(5)	510.33
TOTAL	9,500,000					$166,839,296.53		$18,202.17

(1)	The securities being registered include shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of Utz Brands, Inc. (the “Company” or the “Registrant”) approved for issuance under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “Incentive Plan”). Of the 9,500,000 shares of Class A Common Stock to be registered, 34,218 shares of Class A Common Stock subject to restricted stock units that were issued to the selling holders named in the prospectus which forms a part of this registration statement pursuant to a time-vesting restricted stock unit agreement, dated as of the date of this Registration Statement, between the Company and each Selling Holder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of Class A Common Stock, which may be offered and issued under the Incentive Plan to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Represents shares of Class A Common Stock reserved to be issued under the Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $17.60 per share of Class A Common Stock, which is based on the average of the high and low sales price per share of the Registrant’s Class A Common Stock as reported on The New York Stock Exchange on October 26, 2020.

(4)	Represents shares of Registrant’s Class A Common Stock reserved for issuance pursuant to stock options outstanding under the Incentive Plan as of the date of this Registration Statement.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the exercise price of $16.34 per share.

EXPLANATORY Note

Utz Brands, Inc., a Delaware corporation (formerly known as “Collier Creek Holdings”), consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Continuing Members”). As contemplated by the Business Combination Agreement, on August 28, 2020 (the “Closing Date”), Collier Creek Holdings (“Collier Creek”) domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination” and the closing of the Business Combination, the “Closing”).

Our Class A Common Stock and Warrants to purchase Class A Common Stock are currently traded on The New York Stock Exchange under the symbol “UTZ” and “UTZ.WS,” respectively.

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 9,500,000 shares of Class A Common Stock approved for issuance under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “Incentive Plan”), which amount includes 34,218 shares of Class A Common Stock (the “RSU Shares”) subject to restricted stock units (“RSUs”) that were issued to the selling holders (the “Selling Holders”) named in this prospectus pursuant to a time-vesting restricted stock unit agreement (the “RSU Agreements”), dated as of the date of the Registration Statement of which this prospectus is part, between the Company and each Selling Holder.

This Registration Statement contains two parts. The first part, which consists of the material which follows this page, up to but not including page II-1, constitutes a “reoffer” prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of the RSU Shares issued pursuant to the terms of the RSU Agreements. These RSU Shares may be considered “restricted securities” as defined in General Instruction C(1) to Form S-8. The second part, which begins on page II-1, contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in this Part I will be delivered to the participants in the Incentive Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

REOFFER PROSPECTUS

34,218 SHARES

CLASS A COMMON STOCK

This prospectus relates to resales of shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), which may be offered from time to time by the selling holders described in this prospectus (collectively, the “Selling Holders”). This prospectus covers 34,218 shares of Class A Common Stock (the “RSU Shares”) subject to restricted stock units (“RSUs”) that were issued to the selling holders (the “Selling Holders”) named in this prospectus pursuant to a time-vesting restricted stock unit agreement (the “RSU Agreements”), dated as of the date of the Registration Statement of which this prospectus is part, between the Company and each Selling Holder. We are not offering any shares of Class A Common Stock pursuant to this prospectus and we will not receive any of the proceeds from the sale of shares by the Selling Holders.

Upon vesting of the RSUs and settlement of the RSU Shares offered hereby pursuant to the terms of the Restricted Stock Agreements, the Selling Holders may from time to time sell, transfer or otherwise dispose of any or all of the RSU Shares covered by this prospectus through underwriters or dealers, directly to purchasers (or a single purchaser) or through broker-dealers or agents. The RSU Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We do not know when or in what amount the Selling Holders may offer the shares for sale. The Selling Holders may sell any, all or none of the shares offered by this prospectus. See “Plan of Distribution” beginning on page 29 for more information about how the Selling Holders may sell or dispose of the shares of Class A Common Stock covered by this prospectus.

Our Class A Common Stock and Warrants are traded on the New York Stock Exchange (“NYSE”) under the symbols “UTZ” and “UTZ.WS,” respectively. On October 30, 2020, the closing price of our Class A Common Stock was $16.96 per share and the closing price of our Warrants was $6.09 per share.

As of the date of this Prospectus, we are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Class A Common Stock involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 900 High Street, Hanover, Pennsylvania, 17331, and our telephone number is (717) 637-6644.

The date of this prospectus is November 2, 2020

ABOUT THIS PROSPECTUS

Utz Brands, Inc., a Delaware corporation (formerly known as “Collier Creek Holdings”), consummated its previously announced business combination pursuant to that certain Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), among the Company, Utz Brands Holdings, LLC, a Delaware limited liability company (“Utz Brands Holdings”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”) and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R” and together with Series U, the “Continuing Members”). As contemplated by the Business Combination Agreement, on August 28, 2020 (the “Closing Date”), Collier Creek Holdings (“Collier Creek”) domesticated into a Delaware corporation (the “Domestication”) and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, LLC (“Utz Quality Foods”), as a result of a new issuance by Utz Brands Holdings and purchases from Utz Brands Holdings’ existing equityholders pursuant to the Business Combination Agreement (the “Business Combination” and the closing of the Business Combination, the “Closing”).

The Company prepared the Registration Statement of which this prospectus is part in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register 9,500,000 shares of Class A Common Stock approved for issuance under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (as amended from time to time, the “Incentive Plan”), which amount includes 34,218 shares of Class A Common Stock (the “RSU Shares”) subject to restricted stock units (“RSUs”) that were issued to the selling holders (the “Selling Holders”) named in this prospectus pursuant to a time-vesting restricted stock unit agreement (the “RSU Agreements”), dated as of the date of the Registration Statement of which this prospectus is part, between the Company and each Selling Holder.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Holders have authorized anyone to provide you with different information. Neither we nor the Selling Holders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Utz Brands, Inc. References to “CCH” refer to Collier Creek Holdings prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future performance of, and anticipated financial impact on, us following the Business Combination;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside our control and the control of our directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, and our ability to grow and manage growth profitably and retain our key employees;

•	the outcome of any legal proceedings that may be instituted against us following the consummation of the Business Combination;

•	changes in applicable laws or regulations;

•	costs related to the Business Combination;

•	our inability to maintain the listing of our Class A Common Stock or Warrants on the NYSE;

•	the inability to develop and maintain effective internal controls;

•	the risk that our gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support;

•	changes in consumers’ loyalty to our brands due to factors beyond our control;

•	changes in demand for our products affected by changes in consumer preferences and tastes or if we are unable to innovate or market our products effectively;

•	costs associated with building brand loyalty and interest in our products which may be affected by our competitors’ actions that result in our products not suitably differentiated from the products of competitors;

•	fluctuations in our results of operations from quarter to quarter because of changes in promotional activities;

•	the possibility that we may be adversely affected by other economic, business or competitive factors; and

•	other risks and uncertainties indicated in this prospectus or other documents filed by us with the Commission that are incorporated by reference into this prospectus, as described under the section entitled “Risk Factors.”

Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We caution that the foregoing list of factors is not exclusive and investors should not place undue reliance upon any forward-looking statements, which speak only as of the date made. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (File No. 001-38686);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 10, 2020, respectively (File No. 001-38686);

•	our Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on June 5, 2020, June 8, 2020, August 27, 2020 and September 3, 2020, (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38686);

•	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38686), filed with the SEC on October 3, 2018, including any amendments or reports filed for the purpose of updating such description.

Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before August 28, 2020 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure. We describe these matters below under the section entitled “The Company.”

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of these documents, at no cost to you, by writing or telephoning us at the below address. Exhibits to the filings, however, will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document:

Utz Brands, Inc.

900 High Street

Hanover, Pennsylvania 17331

Telephone: (717) 637-6644

TRADEMARKS AND SERVICE MARKS

The Company and its subsidiaries own numerous or license domestic and foreign trademarks and other proprietary rights that are important to their businesses. These include the U.S. trademark registrations, which protect certain rights in the following brands: Utz, Zapp’s, Golden Flake, Good Health, Boulder Canyon, Hawaiian, TortiYAHS!, Tim’s Cascade, Snyder of Berlin, “Dirty”, Kitchen Cooked, Bachman, and Jax, among others. The Company and its subsidiaries own or have rights to use the trademarks, service marks and trade names that they use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this proxy statement/prospectus may be registered in the U.S. and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned or used under license by such company.

THE COMPANY

The Company

We are a leading manufacturer, marketer, and distributor of high-quality, branded snacking products in the United States. We produce a broad offering of salty snacks, including potato chips, pretzels, cheese snacks, veggie snacks, pork skins, pub/party mixes, and other snacks. Our iconic portfolio of authentic, craft, and “better-for-you” brands, which includes Utz, Zapp’s, Golden Flake, Good Health and Boulder Canyon, among others, enjoys strong household penetration in the United States, where our products can be found in approximately 40% of U.S. households. Our products are distributed nationally to grocery, mass, club, convenience, drug and other retailers through direct shipments, distributors, and more than 1,600 direct-store-delivery routes. Our company was founded in 1921 in Hanover, Pennsylvania, and benefits from nearly 100 years of brand awareness and heritage in the salty snacks industry.

Background

We were incorporated under the name “Collier Creek Holdings” on April 30, 2018 as a Cayman Islands exempted company for purposes of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Collier Creek consummated its initial public offering (“IPO”) of its Units, shares of Class A Common Stock and Warrants to purchase shares of Class A Common Stock pursuant to the IPO registration statement, on October 10, 2018.

On the Closing Date, Collier Creek effected the Domestication, pursuant to which it domesticated into a Delaware corporation, and consummated the acquisition of certain company units of Utz Brands Holdings, the parent of Utz Quality Foods, as a result of a new issuance by Utz Brands Holdings and purchases from existing equityholders of Utz Brands Holdings pursuant to the Business Combination Agreement. In connection with the Closing of the Business Combination, Collier Creek changed its name from “Collier Creek Holdings” to “Utz Brands, Inc.” In connection with the Domestication, Collier Creek’s then issued and outstanding Class A ordinary shares and Class B ordinary shares automatically converted, on a one-for-one basis, into shares of our Class A Common Stock, and each issued and outstanding warrant to purchase Class A ordinary shares of Collier Creek became exercisable by its terms to purchase an equal number of shares of Class A Common Stock. In addition, pursuant to the terms of the Business Combination Agreement, at the Closing, Collier Creek paid the following aggregate consideration in exchange for 59,369,050 common units of Utz Brands Holdings (“Common Company Units”) including 2,000,000 units representing restricted Common Company Units, which immediately converted at Closing into unrestricted Common Company Units upon the satisfaction of certain performance-based vesting conditions, is comprised of (i) an amount paid in cash to a holder of preferred units in the Continuing Members, which was used by Collier Creek at the Closing to acquire the preferred units in the Continuing Members owned by such holder, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units acquired by Collier Creek, (ii) an amount paid in cash, which was used by Collier Creek at the Closing to acquire certain common units in the Continuing Members owned by a member thereof, which units were immediately redeemed by the Continuing Members at the Closing in exchange for a portion of the Common Company Units acquired by Collier Creek, (iii) an amount in cash to acquire from the Continuing Members a portion of the Common Company Units acquired by Collier Creek at the Closing, (iv) 61,249,000 shares of Class V Common Stock issued to the Continuing Members; and (v) an amount in cash to Utz Brands Holdings, which amount was contributed to Utz Brands Holdings at the Closing in exchange for the issuance by Utz of a portion of the Common Company Units acquired by Collier Creek. At the Closing, the Continuing Members also retained 61,249,000 Common Company Units (the “Retained Company Units”).

In connection with the Closing of the Business Combination, on the Closing Date, pursuant to the Forward Purchase Agreements, dated as of September 7, 2018, among Collier Creek, Collier Creek Partners LLC (the “Sponsor”) and Collier Creek’s independent directors, as applicable (the “Forward Purchase Agreements”), Collier Creek consummated the sale and issuance of 3,500,000 Class A Ordinary Shares of Collier Creek (the “Forward Purchase Shares”) and warrant (the “Forward Purchase Warrants”) to acquire up to 1,166,666 Class A Ordinary Shares at $11.50 per share, for aggregate proceeds of $35,000,000.

The rights of holders of our Common Stock and Warrants are governed by our certificate of incorporation, our bylaws and the Delaware General Corporation Law (the “DGCL”), and in the case of the warrants, the Warrant Agreement, dated October 4, 2018, between the Company and the Continental Stock Transfer& Trust Company (the “Warrant Agreement”), which is described in our Current Report on Form 8-K, initially filed with the Commission on September 3, 2020 (the “Closing 8-K”), which is incorporated herein by reference. See the section entitled “Description of Securities” for more information.

Additional Information

Our principal executive offices are located at 900 High Street, Hanover, Pennsylvania, 17331, and our telephone number is (717) 637-6644. Our website address is www.utzsnacks.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

RISK FACTORS

Investing in our Class A Common Stock involves risks. You should review the risks described under “Risk Factors” in our Closing 8-K, and under “Risk Factors” in Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A Common Stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our Class A Common Stock to decline. You could lose all or part of your investment. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

All of the Class A Common Stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Holders in disposing of their Class A Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), our Bylaws (as amended from time to time, the “Bylaws”) and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by references to the provisions of the DGCL, as applicable.

Authorized and Outstanding Stock

Following the completion of the Business Combination, our Certificate of Incorporation authorizes the issuance of 1,064,249,000 shares, consisting of:

•	1,000,000 shares of Preferred Stock, par value $0.0001 per share;

•	1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share;

•	1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share; and

•	61,249,000 shares of Class V Common Stock, par value $0.0001 per share.

As of October 29, 2020, our issued and outstanding capital stock consisted of:

(i)	59,371,175 shares of Class A Common Stock held of record by approximately 18 holders,

(ii)	61,249,000 shares of Class V Common Stock held of record by two holders,

(iii)	no shares of Series B-1 Common Stock or Series B-2 Common Stock,

(iv)	no shares of Preferred Stock, and

(v)	23,031,182 Warrants held of record by 15 holders, consisting of (A) warrants sold by Collier Creek in the IPO (whether they were purchased in the IPO or thereafter in the open market), which following the Domestication, each such warrant became exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share (the “Public Warrants”); (B) warrants sold to the Sponsor simultaneously with the closing of the IPO in a Private Placement at a price of $1.50 per warrant, which following the Domestication, each such warrant became exercisable for one share of Class A Common Stock of the Company at a price of $11.50 per share (the “Private Placement Warrants”); and (C) Forward Purchase Warrants.

Such numbers do not include DTC participants of beneficial owners holding securities through nominee names.

Class A Common Stock

All shares of Class A Common Stock are fully paid and non-assessable.

Voting rights.   Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the “Company Board”) out of funds legally available therefor.

Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.

Other rights.   The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of our Preferred Stock may issue in the future.

Class B Common Stock

All of the shares of Class B Common Stock immediately converted into shares of our Class A Common Stock upon completion of the Business Combination.

Voting rights.   Except as required by law, holders of Class B Common Stock are not entitled to any voting rights with respect to such Class B Common Stock.

Dividend rights.   Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor; provided, however, that the record date with respect to any share of Class B Common Stock for any such dividend or other distribution so declared shall be the day prior to the date of such Class B Common Stock being converted into Class A Common Stock in accordance with the Sponsor Side Letter Agreement, dated June 5, 2020 (the “Sponsor Side Letter Agreement”), entered into by the Sponsor and certain of its affiliates (collectively, the “Sponsor Parties”) and Collier Creek, and such dividend or other distribution will be paid in accordance with the Sponsor Side Letter Agreement.

Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are not entitled to receive any of our assets (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event (as defined in the Sponsor Side Letter Agreement), in which case such Class B Common Stock shall, in accordance with the Certificate of Incorporation, automatically convert to Class A Common Stock and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock).

Other rights.   The Class B Common Stock automatically converts into shares of our Class A Common Stock on a one-to-one basis upon the occurrence of any Conversion Event (as defined in the Sponsor Side Letter Agreement), which occurred upon the Closing of the Business Combination.

Class V Common Stock

All shares of Class V Common Stock are fully paid and non-assessable.

Voting rights.   Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). Holders of shares of Class V Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Common Stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights.   The holders of the Class V Common Stock may not participate in any dividends declared by the Company Board.

Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.

Other rights.   The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class V Common Stock.

Issuance and Retirement of Class V Common Stock.   In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of a Common Company Unit, such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V Common Stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of Common Company Units in accordance with the governing documents of Utz Brands Holdings.

Preferred Stock

The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.

Warrants

Public Shareholders’ and Forward Purchase Warrants

Each whole Public Warrant and Forward Purchase Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the IPO or 30 days after the completion of our initial business combination, which occurred on September 27, 2020, provided in each case that we have an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of such Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a holder of a Warrant may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. Only whole Warrants will trade. The Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, to occur on August 28, 2025, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle the exercise of such Warrant unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Class A Common Stock upon exercise of a Warrant unless the Class A Common Stock issuable upon the exercise of such Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant or Forward Purchase Warrant.

We agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, we woulduse our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants. This registration statement was filed on September 21, 2020 and declared effective on October 5, 2020. During any period when we will have failed to maintain an effective registration statement covering the Warrants, Warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if shares of our Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants and Forward Purchase Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

We may call the Warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each holder of such Warrants; and

•	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending on the third business day before we send to the notice of redemption to the holders of such Warrants.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of such Warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, holders of each such Warrant will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.

Redemption of Warrants for Class A Common Stock

Commencing ninety days after the Warrants become exercisable, which occurs on January 3, 2021, we may redeem the Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	for a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a Warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Fair Market Value of Class A Common Stock

	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11 per share, and at such time there are 57 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, we may choose to, pursuant to this redemption feature, redeem the Warrants at a “redemption price” of 0.298 Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, we can redeem the Warrants for no consideration in the event that the Warrants are “out of the money” (i.e. the trading price of our Class A Common Stock is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical Warrant redemption features issued by issuers that were previously special purpose acquisition companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants in certain instances) be redeemed when the Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants for Cash.” Holders of the Warrants will, in effect, receive a number of shares representing fair value for their Warrants based on the “redemption price” as determined pursuant to the above table. We have calculated the “redemption prices” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Warrants and available to us, and also provides a ceiling to the theoretical value of the Warrants as it locks in the “redemption prices” we would pay to Warrant holders if we chose to redeem Warrants in this manner. While we will effectively be required to pay a “premium” to Warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the premium to the Warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A Common Stock, without having to negotiate a redemption price with the Warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. And for this right, we have effectively agreed to pay a premium to the Warrant holders. In addition, the Warrant holders will have the ability to exercise the Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Warrants when the Class A Common Stock are trading at a price starting at $10, which is below the exercise price of  $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A Common Stock). If we choose to redeem the Warrants when the Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of  $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures and Cashless Exercise

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise prices of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. If we call our Warrants for redemption and our management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of shares of outstanding Class A Common Stock is increased by a share capitalization payable in Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of   (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of  (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrants exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrants properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants and Forward Purchase Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants and Forward Purchase Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than our Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because the period during which they will be affiliated with us following the Business Combination is not known. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have adopted an Insider Trading Policy and other policies that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike non-affiliated stockholders who could exercise their Warrants and/or sell the Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock issuable upon exercise of any of these Warrants) during the period commencing on the Closing Date and ending on the earlier of (i) the date that is one year following the Closing Date and (ii) the date that the closing price of a share of Class A Common Stock on the NYSE or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading equals or exceeds $12.00 (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition and subject to the discretion of the Company Board. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend initially set at approximately $0.20 per common share per annum. There can be no guarantee that such cash dividends will be declared. Our ability of to declare dividends may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.

We are a holding company with no material assets other than our interest in Utz Brands Holdings. We intend to cause Utz Brands Holdings to make distributions to holders of Common Company Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement, dated August 28, 2020, entered into between the Company and the Continuing Members (the “Tax Receivable Agreement”) as well as any cash dividends declared by us.

The Third Amended and Restated Limited Liability Company Agreement of Utz Brands Holdings provides that pro rata cash distributions be made to holders of Common Company Units (including us) at certain assumed tax rates, which we refer to as “tax distributions.” We anticipate that the distributions we will receive from Utz Brands Holdings may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Company Units, to maintain one-for-one parity between Common Company Units held by us and shares of our Class A Common Stock.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or Stockholders Meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Company Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the Company Board. Under the Certificate of Incorporation, the Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.

In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement, dated August 28, 2020 (the “Investor Rights Agreement”), entered into between the Company, the Continuing Members, the Sponsor Parties and the Sponsor Representative (as defined in the Investor Rights Agreement) and any rights of the holders of Preferred Stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2∕3% of the outstanding shares of our voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of our stockholders with whom we entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of our stockholders following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be August 27 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Bylaws) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2∕3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2∕3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66-2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;

•	the provisions providing for a classified Company Board (the election and term of directors);

•	the provisions regarding filling vacancies on the Company Board and newly created directorships;

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provisions regarding the election not to be governed by Section 203 of the DGCL;

•	the provisions regarding the selection of forum (See “— Exclusive Forum”); and

•	the amendment provision requiring that the above provisions be amended only with an 66-2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable. Although we believe this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees or employees of our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for us if it is a business opportunity that (i) we are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of our business or is of no practical advantage to us, (iii) is one in which we have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

At the Closing, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor, the Continuing Members and Collier Creek’s independent directors have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock and Warrants to purchase Class A Common Stock issued pursuant to the Domestication.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A Common stock then outstanding (as of the date of this prospectus, we have 59,371,175 shares of our Class A Common Stock outstanding); or

•	the average weekly reported trading volume of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Class A Common Stock and the Warrants are listed on NYSE under the symbol “UTZ” and “UTZ.WS,” respectively.

SELLING HOLDERS

The following table sets forth information with respect to the Selling Holders and the shares of our Class A Common Stock beneficially owned by the Selling Holders as of October 29, 2020. The Selling Holders may offer all, some or none of the shares of Class A Common Stock covered by this prospectus. We cannot advise you as to whether the Selling Holders will, in fact, sell any or all of such shares of Class A Common Stock.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 59,371,175 shares of Class A Common Stock, 61,249,000 shares of Class V Common Stock, and 23,031,182 Warrants, in each case as of October 29, 2020. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we assumed the vesting and settlement of the RSUs held by such Selling Holder and treated as outstanding the number of RSU Shares issuable upon settlement of the Selling Holder’s RSUs and did not assume the settlement of any other Selling Holder’s RSUs. Each Selling Holder is a member of the Company Board.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such RSU Shares. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the RSU Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 900 High Street, Hanover, PA 17331.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
John W. Altmeyer, Director (2)	20,703	*	5,703	*	15,000	*
Timothy P. Brown, Director (3)	15,703	*	5,703	*	10,000	*
Christina Choi, Director (4)	5,703	*	5,703	*	—	—
Antonio F. Fernandez, Director (5)	184,036	*	5,703	*	178,333	*
B. John Lindeman, Director (6)	11,283	*	5,703	*	5,580	*
Craig D. Steeneck, Director (7)	258,203	*	5,703	*	252,500	*

*      Less than 1%

(1)	Based upon 59,371,175 shares of Class A Common Stock outstanding as of October 29, 2020.
(2)	Represents 15,000 shares of Class A Common Stock and 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.
(3)	Represents 10,000 shares of Class A Common Stock and 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.
(4)	Represents 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.
(5)	Represents 145,000 shares of Class A Common Stock, Forward Purchase Warrants to acquire up to 33,333 shares of Class A Common Stock and 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.
(6)	Represents 5,580 shares of Class A Common Stock and 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.
(7)	Represents 202,500 shares of Class A Common Stock, Forward Purchase Warrants to acquire up to 50,000 shares of Class A Common Stock and 5,703 RSU Shares subject to a RSU issued to the Selling Holder pursuant to a RSU Agreement.

Material Relationships with the Selling Holders

Stockholder Arrangements

Class B Ordinary Shares

On May 2, 2018, Collier Creek issued 2,875,000 Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000. On September 7, 2018, Collier Creek effected a share capitalization resulting in the Sponsor holding an aggregate of 10,937,500 Class B Ordinary Shares. On September 10, 2018, the Sponsor transferred 45,000 and 52,500 Class B Ordinary Shares to each of Antonio F. Fernandez and Craig D. Steeneck, respectively, and additional shares to Collier Creek’s other independent directors. Upon the Closing of the Business Combination, the Class B Ordinary Shares automatically converted into shares of Class A Common Stock on a one-for-one basis, after giving effect to the conversion of Class B Common Stock upon the Closing. Such shares of Class A Common Stock are subject to certain additional agreements entered into in connection with the Business Combination (the “Related Agreements”).

Forward Purchase Agreements

On September 7, 2018, Collier Creek entered into the Forward Purchase Agreements with the Sponsor and Collier Creek’s independent directors, including Antonio F. Fernandez and Craig D. Steeneck, which provide for the purchase of an aggregate of 3,500,000 Forward Purchase Shares, plus an aggregate of 1,166,666 Forward Purchase Warrants to purchase one Class A Ordinary Share at $11.50 per share, for an aggregate purchase price of  $35,000,000, or $10.00 per Class A Ordinary Share, in a Private Placement to close concurrently with the closing of the initial business combination. The Forward Purchase Warrants have the same terms as the Public Warrants. In connection with the Closing of the Business Combination, the Forward Purchase Shares and Forward Purchase Warrants were issued. The proceeds from the sale of forward purchase securities were used as part of the consideration to the Continuing Members in the Business Combination.

Registration Rights

Prior to the Closing of the Business Combination, the holders of the Class B Ordinary Shares, including Antonio F. Fernandez and Craig D. Steeneck, and the holders of the Private Placement Warrants (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants) were entitled to registration rights pursuant to a registration rights agreement (the “Original Registration Rights Agreement”) entered into by Collier Creek and such securityholders party thereto, on the effective date of the IPO. The holders of these securities were entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. We were required to bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreements, Collier Creek agreed to use its commercially reasonable best efforts (i) to file within 30 days after the closing of a business combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A Ordinary Shares), (ii) to cause such registration statement to be declared effective promptly thereafter and (iii) to maintain the effectiveness of such registration statement until the earliest of  (a) the date on which the Sponsor and all of the independent directors or their respective assignees cease to hold the securities covered thereby and (b) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. In addition, the Forward Purchase Agreements provide these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by Collier Creek.

In connection with the Business Combination, the Original Registration Rights Agreement terminated upon the execution of the Investor Rights Agreement.

Investor Rights Agreement

On the Closing Date, we entered into the Investor Rights Agreement with the Continuing Members, the Sponsor Parties and the Sponsor Representative.

Director Appointment

Under the Investor Rights Agreement, subject to certain step down provisions, the Continuing Members have the right to nominate five individuals (the “Continuing Member Nominees”) to be board members and the Sponsor or Sponsor Representative, as applicable, has the right to nominate five individuals (the “Sponsor Nominees”) to be board members. The five Continuing Members Nominees and the five Sponsor Nominees comprise the Company Board appointed in connection with the Domestication. Two Continuing Member Nominees and one Sponsor Nominee were nominated as Class I Directors with terms ending at our 2021 Annual Meeting; one Continuing Member Nominee and two Sponsor Nominees were nominated as Class II Directors with terms ending at our 2022 Annual Meeting; and two Continuing Member Nominees and two Sponsor Nominees were nominated as Class III Directors with terms ending at our 2023 Annual Meeting.

Voting

Under the Investor Rights Agreement, the Sponsor and the Continuing Member have agreed to vote all of their respective shares of Class A Common Stock and Class V Common Stock, as applicable, in favor of the nominees of each of the Continuing Members and the Sponsor.

Certain Consent Rights

For so long as the Continuing Members (together with their permitted transferees) hold economic interests in Utz Brands Holdings and the Company (without duplication) representing more than 50% of the economic interests held by the Continuing Members immediately after the Closing (subject to certain restrictions), the Continuing Members have a consent right over (i) any direct or indirect sale (including by way of merger, consolidation, transfer, sale or other business combination) of greater than 50% of our property, assets or voting securities or greater than 50% of the property, assets or voting securities of Utz Brands Holdings or Utz Quality Foods, (ii) any liquidation or dissolution of the Company, Utz Brands Holdings or Utz Quality Foods, (iii) modifications to our charter or bylaws that materially and adversely impact the Continuing Members in their capacity as our stockholders or equityholders of Utz Brands Holdings, (iv) moving the Company or any of its consolidated subsidiaries’ headquarters from Hanover, PA, or (v) changing the name of the Company or any of its consolidated subsidiaries.

Registration Rights

The Investor Rights Agreement terminated the original Registration Rights Agreement that was entered into by Collier Creek, the Sponsor and certain independent directors of Collier Creek on October 4, 2018 in connection with the IPO.

Under the Investor Rights Agreement, the Continuing Members and the Sponsor (or its successors in interest, including acting through the Sponsor Representative) are entitled to make unlimited written demands for registration under the Securities Act of all or part of their shares of Class A Common Stock, so long as, in the case of an underwritten offering, such demand is for at least $10,000,000 in shares of Class A Common Stock (or $35,000,000 in shares of Class A Common Stock for a fully marketed offering). In addition, subject to certain exceptions, the Continuing Members and the Sponsor (or its successors in interest, including acting through the Sponsor Representative) will be entitled to request in writing that we register the resale of any or all of their Class A Common Stock on Form S-3 and any similar short-form registration that may be available at such time as a “shelf registration.” Subject to certain customary exceptions, if any time after the Closing, we propose to file a registration statement under the Securities Act with respect to our securities, we will give notice to the relevant security holders party to the Investor Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the sale of such number of shares of Class A Common Stock as requested by such security holders in writing, subject to customary cutbacks in an underwritten offering. Any other of our security holders with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering. We have customary rights to postpone any registration statements for certain events. If the registration is through an underwritten offering, certain of our security holders will agree to lockup restrictions on the same basis as our directors and executive officers.

Under the Investor Rights Agreement, we have agreed to indemnify the security holders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Class A Common Stock, unless such liability arose from their misstatement or omission, and the security holders have agreed to indemnify us and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.

Information Access

Under the Investor Rights Agreement, we agree that directors may share any information concerning us and our subsidiaries received by the directors with the party that nominated such directors and such party’s designated representatives.

Transfers

Sponsor and the Continuing Members will not be able to transfer shares beneficially owned or otherwise held by them prior to the termination of the Lock-up Period, subject to certain customary exceptions including:

•	transfers to certain permitted transferees, such as a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person; and

•	in the case of an individual, to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.

Termination

The director appointment and voting rights under the Investor Rights Agreement will terminate as to a party when such party (either the Continuing Members or the Sponsor and certain affiliates of the Sponsor, as a group), no longer has the right to appoint a director (which occurs when such group has less than 15% of the economic interests in the Company and Utz Brands Holdings that it owned immediately after the Closing). The registration rights in the Investor Rights Agreement will terminate as to each holder of shares of our Common Stock when such holder ceases to hold any such Common Stock or securities exercisable or exchangeable for such Common Stock.

Sponsor Side Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, certain affiliates of the Sponsor, and Collier Creek’s independent directors entered into the Sponsor Side Letter Agreement with Collier Creek. Under the Sponsor Side Letter Agreement, 2,000,000 Class B Ordinary Shares of Collier Creek held by the Sponsor and Collier Creek’s independent directors were automatically converted into 1,000,000 shares of Series B-1 Common Stock and 1,000,000 shares of Series B-2 Common, which, collectively, form our Class B Common Stock, and all such Class B Common Stock is referred to herein as the “Restricted Sponsor Shares”. Under the Sponsor Side Letter Agreement, the Restricted Sponsor Shares which are shares of Series B-1 Common Stock will automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $12.50 3-day volume weighted average price (“VWAP” which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation) and the Restricted Sponsor Shares which are shares of Series B-2 Common Stock will automatically convert into shares of Class A Common Stock upon the vesting of the Restricted Company Units held by us which vest upon the achievement of at least a $15.00 3-day VWAP which dollar threshold will be decreased by the aggregate amount of dividends per share paid by us after the Closing (including any vesting of such units in connection with a qualifying change of control or liquidation). Upon conversion of the Restricted Sponsor Shares, the holder of each such Restricted Share will be entitled to receive a payment equal to the amount of dividends declared on a share of Class A Common Stock beginning at Closing and ending on the day before the date such Restricted Sponsor Share converts into a share of Class A Common Stock. If any of the Restricted Sponsor Shares do not convert prior to the 10-year anniversary of the Closing Date, such Restricted Sponsor Shares will be canceled for no consideration, and will not be entitled to receive any catch-up payment in respect of such Restricted Sponsor Shares. The Company Board determined that the vesting thresholds applicable to the Restricted Sponsor Shares had been satisfied as of Closing and, accordingly, all of the Restricted Sponsor Shares vested upon Closing and the same number of shares of Class A Common Stock were issued in lieu thereof.

Commercial Relationships

Sageworth Holdings LLC Transaction Advisory Services

On November 22, 2019, Utz Quality Foods entered into a letter agreement with Sageworth Holdings LLC (“Sageworth Holdings”), which was modified by the parties on May 29, 2020, for certain advisory services related to the Business Combination. Timothy P. Brown, a member of the Company Board and member of the Boards of Managers of the Continuing Members, is the Founder, President and Chief Executive Officer of Sageworth Holdings. Under the engagement letter, Sageworth Holdings advised Utz Brands Holdings with respect to the structure, financial terms and negotiations of the Business Combination. Pursuant to the engagement letter, upon the Closing of the Business Combination, Utz Brands Holdings paid Sageworth Holdings a cash transaction fee equal to $5,000,000. Upon the Closing of the Business Combination, the engagement letter terminated by its terms.

Sageworth Trust Company Profit Sharing/401(k) Plan Advisory Services

On January 1, 2011, Utz Quality Foods, Inc. entered into an engagement letter with Sageworth Trust Company (“Sageworth Trust”) for fiduciary services in connection with the Utz Quality Foods, Inc. Profit Sharing/401(k) Plan (the “Profit Sharing Plan”). Timothy P. Brown is the Founder, President and Chief Executive Officer of Sageworth Trust. Sageworth Trust provides plan design, investment and similar services under the engagement letter. During the first year of the engagement, Utz Quality Foods was required to pay Sageworth Trust 0.025% of the assets held under the Profit Sharing Plan each calendar quarter and during subsequent years was reduced to 0.02% of the assets held under the Profit Sharing Plan each calendar quarter, in each case, plus out-of-pocket expenses.

On July 31, 2019, Utz Quality Foods and Sageworth Trust entered into a new engagement letter, which became effective October 1, 2019 and replaced the January 1, 2011 engagement letter. Under the new engagement letter, the services provided by Sageworth Trust to the Profit Sharing Plan and its sponsor remained substantially the same. Under the new engagement letter, Utz Brands Holdings is required to pay Sageworth Trust $35,000 each calendar quarter during the term, plus out-of-pocket expenses. The term of the engagement letter continues until terminated at will by either party.

In connection with the services provided by Sageworth Trust with respect to the Profit Sharing Plan during fiscal years 2017, 2018 and 2019, Utz paid Sageworth Trust $126,961, $148,920, and $148,260, respectively. Estimated fees for fiscal year 2020 under the engagement letter are expected to be $140,000, plus out-of-pocket expenses.

Except for the transactions referred to herein and in documents incorporated by reference into this prospectus or filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, none of the Selling Holders has, or within the last three years has had, any position, office or other material relationship with us other than as a holder of our securities.

PLAN OF DISTRIBUTION

We are registering 34,218 shares of Class A Common Stock for possible sale by the Selling Holders from time to time. We will bear all fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus. The shares of Class A Common Stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees, including each Selling Holder’s donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution or other transfer.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities; or

•	any other method permitted pursuant to applicable law.

In all cases the sales must made in accordance with our anti-hedging and pledging policies The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

Subject to certain contractual restrictions between us and the Selling Holders, including any restrictions included in the Related Agreements, the Selling Holders may enter into various transactions with respect to our securities. The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers (if permissible under our polices) that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers (if permissible under our polices). In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Cozen O’Connor P.C., Philadelphia, Pennsylvania will pass upon the validity of the Class A Common Stock which are originally offered under the Registration Statement of which this prospectus forms a part. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Collier Creek as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and for the period from April 30, 2018 (inception) through December 31, 2018 incorporated by reference into this prospectus have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants (which includes an explanatory paragraph relating to the ability of Collier Creek to continue as a going concern as described in Note 1 to the financial statements) upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of UM-U Intermediate, LLC and Subsidiaries and Affiliates incorporated by reference into this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.utzsnacks.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (File No. 001-38686);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 8, 2020 and August 10, 2020, respectively (File No. 001-38686);

•	our Current Reports on Form 8-K and 8-K/A, as applicable, filed with the SEC on June 5, 2020, June 8, 2020, August 27, 2020 and September 3, 2020, (in each case, excluding those portions furnished pursuant to Item 2.02 and Item 7.01, if applicable) (File No. 001-38686); and

•	the description of our securities contained in our Registration Statement on Form 8-A (File No. 001-38686), filed with the SEC on October 3, 2018, including any amendments or reports filed for the purpose of updating such description.

Documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before August 28, 2020 do not reflect the Domestication, the Business Combination or the resulting change in our name, jurisdiction of incorporation or capital structure.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, rather than filed, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K including exhibits related thereto or other applicable SEC rules) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

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The registrant’s Certificate of Incorporation provides that its officers and directors are indemnified by the registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the registrant’s Certificate of Incorporation provides that its directors will not be personally liable for monetary damages to the registrant or its stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The registrant’s Bylaws permit it to secure insurance on behalf of any of its officer, director, employee or agent of for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. The registrant has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the registrant against its obligations to indemnify its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
4.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).
5.1*	Opinion of Cozen O’Connor P.C.
23.1*	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Collier Creek Holdings.
23.2*	Consent of Grant Thornton LLP, independent registered accounting firm for Utz Brands, Inc.
23.3*	Consent of Cozen O’Connor P.C. (included as part of Exhibit 5.1).
24.1*	Power of Attorney (contained on the signature page of this registration statement).
99.1	Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.12 of Utz Brands Inc.’s Form 8-K (File No. 001-38686), filed with the SEC on September 3, 2020).

* Filed herewith.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hover, Pennsylvania, on November 2, 2020.

UTZ BRANDS, INC.

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dylan B. Lissette and Cary Devore, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Capacity	Date

/s/ Dylan B. Lissette	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2020
Dylan B. Lissette

/s/ Cary Devore	Chief Financial Officer (Principal Financial Officer)	November 2, 2020
Cary Devore

/s/ Eric Aumen	Chief Accounting Officer (Principal Accounting Officer)	November 2, 2020
Eric Aumen

/s/ Roger K. Deromedi	Chairman and Director	November 2, 2020
Roger K. Deromedi

/s/ Michael W. Rice	Director	November 2, 2020
Michael W. Rice

/s/ Craig D. Steeneck	Director	November 2, 2020
Craig D. Steeneck

/s/ John W. Altmeyer	Director	November 2, 2020
John W. Altmeyer

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/s/ Timothy P. Brown	Director	November 2, 2020
Timothy P. Brown

/s/ Christina Choi	Director	November 2, 2020
Christina Choi

/s/ Antonio F. Fernandez	Director	November 2, 2020
Antonio F. Fernandez

/s/ Jason K. Giordano	Director	November 2, 2020
Jason K. Giordano

/s/ B. John Lindeman	Director	November 2, 2020
B. John Lindeman

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